                                                                    Exhibit 23.3




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-86004 of Danielson Holding Corporation on Form S-8 of our report dated March 26, 2004, relating to the consolidated financial statements of Covanta Energy Corporation (Debtor in Possession) and its subsidiaries (the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming the Company's plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about the Company's ability to continue as a going concern, and the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in 2003, SFAS No. 142, "Goodwill and Other Intangible Assets", and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002, and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, in 2001) appearing in and incorporated by reference in this Current Report on Form 8-K/A of Danielson Holding Corporation dated May 10, 2004.



                                           /s/ Deloitte & Touche, LLP



Parsippany, New Jersey
May 7, 2004